Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 4

AMENDMENT NO. 4 dated as of August 5, 2009 to the Credit Agreement referred to below, among DYNEGY HOLDINGS INC. (the “Borrower”), DYNEGY INC., a Delaware corporation, the other Guarantors party to such Credit Agreement, the Lenders party hereto, CITICORP USA, INC. and JPMORGAN CHASE BANK, N.A., as Administrative Agents, CITICORP USA, INC., as Payment Agent, JPMORGAN CHASE BANK, N.A., as Collateral Agent, and each Revolving L/C Issuer.

The Borrower, the Guarantors party thereto, the Lenders, the Agents and the L/C Issuers are parties to a Fifth Amended and Restated Credit Agreement dated as of April 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The parties hereto hereby agree as follows:

Section 1.  Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings given them in the Credit Agreement.

Section 2.  Amendments to Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 4 of this Amendment No. 4, but effective as of the Amendment No. 4 Effective Date (as defined in such Section 4), the Credit Agreement shall be amended as follows:

2.01           Definitions, etc.

A.  Section 1.01 of the Credit Agreement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and inserting the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“1996 Indenture” means the Indenture dated as of September 26, 1996 between the Borrower and JPMCB (successor to The First National Bank of Chicago and Bank One, N.A.), as trustee, as amended and restated on March 23, 1998 and as further amended and restated on March 14, 2001.

“2011 Senior Notes” means the 6.875% Senior Notes due 2011 issued by the Borrower in an aggregate original principal amount of $500,000,000 under the 1996 Indenture.

“2012 Senior Notes” means the 8.75% Senior Notes due 2012 issued by the Borrower in an aggregate original principal amount of $500,000,000 under the 1996 Indenture.

“Amendment No. 4” means Amendment No. 4 dated as of August 5, 2009 to this Agreement.

“Amendment No. 4 Effective Date” means the date as of which Amendment No. 4 shall become effective pursuant to Section 4 thereof.

“Applicable Margin” means, for any day, (a) with respect to the Term Loans, (i) 2.75%, in the case of Base Rate Loans and (ii) 3.75%, in the case of Eurodollar Loans and (b) with respect to Revolving Credit Loans of any Type, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Revolving Credit Loans”, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Revolving Credit Facility (such rate, in the case of the commitment fees payable hereunder, being the “Applicable Commitment Fee Rate”):

	Revolving Credit Loans
S&P/Moody’s Ratings for the Revolving Credit Facility	Applicable Commitment Fee Rate	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Category 1 > BB+/Ba1	0.625%	3.375%	2.375%
Category 2 < BB+/Ba1	0.75%	3.75%	2.75%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Facilities (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then the Applicable Margin and the Applicable Commitment Fee Rate shall be based on Category 2 above; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Facilities shall fall within different Categories above, (A) the Applicable Margin and the Applicable Commitment Fee Rate shall be based on the higher of the two ratings in the event that the rating falling within Category 2 is only one rating level below the respective rating for such rating agency that falls within Category 1 and (B) the Applicable Margin and the Applicable Commitment Fee Rate shall be based on the lower of the two ratings in the event that the rating falling within Category 2 is two or more rating levels below the respective rating for such rating agency that falls within Category 1; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Facilities shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Payment Agent pursuant to Section 6.02(h) or otherwise.  Each change in the Applicable Margin or the Applicable Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating debt obligations of the same type as the Facilities, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.  Notwithstanding any other provision of this Agreement, no reduction in the Applicable Margin or the Applicable Commitment Fee Rate shall occur so long as any Event of Default has occurred and is continuing.  For avoidance of doubt, the Applicable Margin with respect to any Base Rate Loan or Eurodollar Rate Loan or the Applicable Commitment Fee Rate, (i) for any day prior to the Amendment No. 4 Effective Date, shall be determined in accordance with the definition of “Applicable Margin” under this Agreement as in effect immediately prior to the Amendment No. 4 Effective Date and (ii) for any day from and after the Amendment No. 4 Effective Date, shall be determined in accordance with this definition (after giving effect to Amendment No. 4).

“Borrower Group” means the Borrower and all of its Restricted Subsidiaries.
“Cash Equivalents” means:

(a) Dollars;

(b) (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) and (ii) debt obligations issued by the Government National Mortgage Association, Farm Credit System, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Financing Corporation and Resolution Funding Corporation, in each case, having maturities of not more than thirteen months from the date of acquisition;

(c) certificates of deposit, demand deposits, and time deposits with maturities of not more than thirteen months from the date of acquisition, bankers’ acceptances with maturities of not more than thirteen months from the date of acquisition and overnight bank deposits, in each case, with any Lender or with any domestic branch of a commercial bank having capital and surplus in excess of $500,000,000 and whose short-term debt, or whose parent company’s short-term debt, has the highest rating obtainable from Moody’s or S&P;

(d) repurchase obligations (including under tri-party repurchase agreements) with a term of not more than thirteen months from the date of acquisition for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper, notes and bonds having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within thirteen months from the date of acquisition; and

(f)            money market funds which invest primarily in assets of the kinds described in clauses (a) through (e) above.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination and without duplication, for the Borrower Group on a consolidated basis, the sum (without duplication) of (a) all Total Indebtedness and (b) the aggregate undrawn amount of all outstanding Letters of Credit and all other letters of credit issued for the account of any member of the Borrower Group and the aggregate amount of unreimbursed drawings under the Letters of Credit and/or such letters of credit, in each case under clauses (a) and (b) above, that are secured by a Lien on property of any member of the Borrower Group (other than a Lien expressly ranking junior in priority to any other Lien).  For avoidance of doubt, secured Hedging Obligations and obligations in respect of Swap Contracts shall not be included in Consolidated Senior Secured Indebtedness for purposes of this Agreement.

“Discontinued Business Operations” means, with respect to the Borrower and its Restricted Subsidiaries, the results of operations and any charges, fees, penalties, costs or impairments associated with (a) lines of business or assets that were wound down, discontinued, sold, transferred, or otherwise disposed of, or were under contract to be sold, transferred, or otherwise disposed of, by the Borrower or any of its Subsidiaries on or prior to the Amendment No. 4 Effective Date, including those associated with Dynegy Midstream Services, Limited Partnership, Electric Energy Inc., West Coast Power, Dynegy Intrastate Pipeline LLC’s sale of the Breckenridge assets, Hartwell Energy Limited Partnership, Michigan Power Holdings, Inc. and Michigan Power Limited Partnership, the Sherman Gas Processing Plant and related gathering system, Commonwealth Atlantic Limited Partnership, Oyster Creek Limited Partnership, Dynegy Global Liquids, Inc., Northern Natural Gas Company, NNGC Holding Company, Inc., MCTJ Holding Co. LLC, Dynegy Onshore Processing UK Limited, Dynegy Storage Limited, Dynegy Offshore UK Limited, Dynegy Canada Gas Marketing Ltd., the Hackberry LNG Facility, the Indian Basin Plant and the related gathering system and related facilities, IGC Jamaica Partnership, LLC, Plantas Eolicas S. de R.L., Dynegy Communications Clearinghouse, Inc., Calcasieu Power, LLC, Rockingham Power, LLC, CoGen Lyondell, Inc., Heard County Power, L.L.C., Rolling Hills Generating, L.L.C. and their respective Subsidiaries, (b) lines of business or assets that are being wound down, discontinued, sold, transferred, or otherwise disposed of in connection with Third Party Risk Management or those associated with Dynegy Communications or (c) any Tolling Agreement, including the termination, sale, transfer, disposal, or restructuring thereof.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower ending on or prior to such date; provided that, for purposes of any calculation made on a pro forma basis or giving pro forma effect to an event, “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower ending on or prior to such date for which internal financial statements are available.

“Permitted Acquisition” means any acquisition, by merger or otherwise, by the Borrower or any of its Restricted Subsidiaries of assets or Capital Stock after the Closing Date, so long as, (a) such acquisition and all transactions related thereto shall be consummated in accordance with all Laws; (b) such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 6.12, a Borrower Subsidiary Guarantor; (c) such acquisition shall result in the applicable Collateral Trustee, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock and/or any assets so acquired to the extent required by Sections 6.12 and/or 6.13; (d) after giving effect to such acquisition, no Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 7.03(b)(xiii) and 7.03(b)(xiv), respectively), with the covenants set forth in Section 7.11, as such covenants are recomputed as if such acquisition had occurred on the first day of the applicable Measurement Period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) that is permitted pursuant to Section 7.03; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; provided that no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by reason of any Liens created, or Guarantees provided, in respect of such other Indebtedness or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over other such holders in the collateral held by them;

(d) such Permitted Refinancing Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(e) if incurred by the Borrower, such Permitted Refinancing Indebtedness may be guaranteed by the Guarantors; and

(f) partial refinancings of the Facilities will be limited to refinancings in whole of the Revolving Credit Facility.

In addition, the Borrower shall be permitted to designate as “Permitted Refinancing Indebtedness” (by providing notice in writing of such designation to the Administrative Agents promptly upon the incurrence thereof) Indebtedness of the Borrower and its Restricted Subsidiaries otherwise meeting the requirements of clauses (a) through (f) above incurred not more than one year after the discharge (other than from the proceeds of other Indebtedness) of all or any portion of any Indebtedness outstanding under Section 7.03(b)(ii), (iii), (vi), (vii), (viii), (xi), (xii), (xiii), (xiv), (xv) or (xvii); provided that if such Permitted Refinancing Indebtedness is incurred more than 30 days after such discharge, the pro forma Leverage Ratio, after giving effect to the incurrence of such Permitted Refinancing Indebtedness (as if such Permitted Refinancing Indebtedness had been incurred on the first day of the applicable Measurement Period), shall not exceed the Required Ratio.”

“Post-Amendment No. 4 Basket Asset Proceeds” means Net Proceeds of any Asset Sale in respect of Post-Amendment No. 4 Basket Assets.

“Post-Amendment No. 4 Basket Assets” means assets, the sale or other disposition of which pursuant to an Asset Sale results in Net Proceeds not in excess of $500,000,000 in the aggregate for all such assets since the Amendment No. 4 Effective Date, that have been designated by the Borrower as “Post-Amendment No. 4 Basket Assets” for purposes of this Agreement.

“Public Disclosure” means the Borrower’s most recent annual report, Form 10-K for the most recently completed fiscal year, each quarterly report on Form 10-Q or any current reports on Form 8-K (or similar reports filed on successor forms) filed since the initial filing date of such Form 10-K, in each case filed at least 5 Business Days prior to the Amendment No. 4 Effective Date.

“Required Ratio” means (a) 6.5 to 1.0 with respect to Measurement Periods ending prior to and through June 30, 2009, (b) 6.0 to 1.0 with respect to Measurement Periods ending at any time from July 1, 2009 through December 31, 2009, (c) 6.5 to 1.0 with respect to Measurement Periods ending at any time from January 1, 2010 through June 30, 2011, (d) 6.25 to 1.0 with respect to Measurement Periods ending at any time from July 1, 2011 through September 30, 2011, (e) 6.0 to 1.0 with respect to Measurement Periods ending at any time from October 1, 2011 through December 31, 2011 and (f) with respect to Measurement Periods ending thereafter, 5.0 to 1.0.

“Secured Debt/EBITDA Ratio” means, at any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness at such date to (b) consolidated EBITDA of the Borrower Group for the most recently ended Measurement Period.  In addition, when required to make a pro forma calculation of this ratio under this Agreement:

(i)           acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the relevant Measurement Period or subsequent to such period and on or prior to the relevant date of determination shall be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the relevant Measurement Period and EBITDA and Consolidated Senior Secured Indebtedness for such reference period shall be calculated on a pro forma basis;

(ii) the EBITDA and Consolidated Senior Secured Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the relevant date of determination, shall be excluded;

(iii) any Person that is a Restricted Subsidiary on the relevant date of determination shall be deemed to have been a Restricted Subsidiary at all times during the relevant Measurement Period;

(iv) any Person that is not a Restricted Subsidiary on relevant date of determination shall be deemed not to have been a Restricted Subsidiary at any time during the relevant Measurement Period; and

(v) in the case of a pro forma calculation made in connection with Section 7.02(s), the relevant Investment shall be given pro forma effect in the calculation of EBITDA as if it had been made on the first day of the Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a Responsible Officer of the Borrower.  Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act.

“Total Indebtedness” means, as of any date of determination and without duplication, for the Borrower Group on a consolidated basis, the sum of (a) the outstanding principal amount of (i) all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and (ii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct payment obligations arising under bankers’ acceptances and similar instruments, (c) all accounts payable to pay the deferred purchase price of property or services incurred after the date hereof that in the aggregate, are greater than $20,000,000, more than 90 days past due, and not being contested in good faith, (d) all Capital Lease Obligations and Attributable Indebtedness, in each case in respect of obligations of the type described in clauses (a) and (b)(ii) of the definition of “Off-Balance Sheet Obligations”, (e) all Indebtedness of the types referred to in clauses (a) through (d) above of others, in each case, to the extent it is secured by a Lien on any property of any member of the Borrower Group (other than a JV Lien) at such time, and (f) all obligations in respect of unreimbursed drawings under letters of credit; provided that there shall be excluded from “Total Indebtedness” (i) any Excluded Obligation, (ii) any obligations with respect to Equity Interests (whether or not recorded as a liability under GAAP), (iii) all obligations in respect of letters of credit (except as provided under clause (f) above), (iv) any completion guaranties or similar guaranties that a project perform as planned, (v) Indebtedness among or between the Borrower and/or any of its Subsidiaries, (vi) any items relating to Discontinued Business Operations, (vii) amounts owing under Permitted Contracts or Netting Agreements, (viii) any loans from an insurance company or insurance premium finance company solely for the purpose of financing all or any portion of the premium on any insurance policy maintained by the Parent, the Borrower or its Subsidiaries with respect to properties and business of the Borrower and its Subsidiaries, but only to the extent such loans are consistent with industry practice, (ix) the Term L/C Facility Term Loans and (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any sale, lease, conveyance, or other disposition of any assets or rights by the Borrower or any Restricted Subsidiary, in each case, constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments.  For avoidance of doubt, Hedging Obligations and obligations in respect of Swap Contracts shall not be included in Total Indebtedness for purposes of this Agreement.

B.  The first sentence of the definition of “Asset Sale” in Section 1.01 of the Credit Agreement shall be amended in its entirety to read as follows:

“Asset Sale” means (a) the sale, lease, conveyance, or other disposition of any assets or rights by the Borrower or any of its Restricted Subsidiaries (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole shall be governed by Section 7.04), and (b) the issuance of Equity Interests in any of the Restricted Subsidiaries to any Person other than the Borrower and its Subsidiaries; provided that any such sale, lease, conveyance or other disposition of Designated Assets, Basket Assets and Post-Amendment No. 4 Basket Assets shall not be treated as “Asset Sales” for purposes of Section 2.04(b)(ii) and Section 7.05.

C.  The definition of “Consolidated Secured Indebtedness” in Section 1.01 of the Credit Agreement shall be deleted:

D.  References in the Credit Agreement to “this Agreement” (or words of like import), or in any other Loan Documents to the “Credit Agreement” (or words of like import), shall be deemed to be references to the Credit Agreement as amended hereby.

2.02            Incremental Revolving Credit Commitments.  Section 2.13(a) of the Credit Agreement shall be amended by amending and restating sub-clause (II) of clause (iii) thereof in its entirety to read as follows:

“ (II) the pro forma Leverage Ratio shall not exceed the Required Ratio, in each case, after giving effect to such New Revolving Credit Commitments;”.

2.03            Certificates; Other Information.  Section 6.02(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(a)  no later than the final deadline provided above for the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of the financial ratios and financial covenants made before and after giving effect to such change (which certificate shall also set forth, as of the end of the relevant fiscal quarter or fiscal year, the net mark-to-market position for the Hedging Obligations secured by First Priority Liens then outstanding for each counterparty, as reasonably determined by the Borrower);”.

2.04           Liens.  Section 7.01(p) of the Credit Agreement shall be amended by inserting, immediately prior to the semi-colon at the end thereof, the following words:  “(including any reimbursement obligations with respect to such letters of credit)”.

2.05            Investments.  Section 7.02(s) of the Credit Agreement shall be amended by amending and restating the proviso at the end thereof in its entirety to read as follows:

“; provided that the pro forma Leverage Ratio, after giving effect to such Investment, shall not exceed the Required Ratio”.

2.06           Indebtedness.  Section 7.03 of the Credit Agreement shall be amended as follows:

A.  Section 7.03(b)(ix) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(ix)  Indebtedness in respect of (A) letters of credit or bank guaranties (including reimbursement obligations with respect thereto) in an aggregate face amount not in excess of $500,000,000 and (B) surety bonds issued in the ordinary course of business;”.

B.  Section 7.03(b)(xii) of the Credit Agreement shall be amended as follows:

(1) Sub-clause (I) thereof shall be amended and restated in its entirety to read as follows:

“(I) the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the first day of the applicable Measurement Period), with the covenants set forth in Section 7.11; provided that, with respect to the incurrence of any such Indebtedness secured by a First Priority Lien, the pro forma Secured Debt/EBITDA Ratio, after giving effect to such Indebtedness (as if such Indebtedness had been incurred on the first day of the applicable Measurement Period), shall not exceed 2.5 to 1.0;”.

(2)  Sub-clause (II) thereof shall be amended and restated in its entirety to read as follows:

“(II) the pro forma Leverage Ratio, after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the first day of the applicable Measurement Period), shall not exceed the Required Ratio;”.

C.  Section 7.03(b)(xv) shall be amended by amending and restating clause (z) thereof in its entirety to read as follows:

“(z) the pro forma Leverage Ratio, after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the first day of the applicable Measurement Period), shall not exceed the Required Ratio.”

D.  Section 7.03(b) shall be further amended as follows:  (a) clause (xvi) thereof shall amended by deleting the word “and” appearing at the end thereof; (b) clause (xvii) thereof shall be amended by replacing the period at the end thereof with a semi-colon followed by the word “and”; and (c) a clause (xviii) shall be inserted, immediately following such clause (xvii), to read as follows:

“(xviii)  Indebtedness incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any sale, lease, conveyance, or other disposition of any assets or rights by the Borrower or any Restricted Subsidiary, in each case, constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments.”

2.07            Asset Sales.  Section 7.05(c) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(c) in the case of any Asset Sale (other than, for avoidance of doubt, the sale or other disposition of Designated Assets, Basket Assets or Post-Amendment No. 4 Basket Assets), the pro forma Leverage Ratio, after giving effect to such Asset Sale, shall not exceed the Required Ratio.”

2.08            Transactions with Affiliates.  Section 7.08 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“7.08                      Transactions with Affiliates.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Affiliate Transaction, unless such Affiliate Transaction is (I)(a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or the relevant Restricted Subsidiary and (c) on terms that are no less favorable (as reasonably determined by the Borrower) to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person, (II) (a) otherwise permitted under this Agreement, (b) on terms that are no less favorable (as reasonably determined by the Borrower) to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person, (c) of a fair market value less than $200,000,000 and (d) approved by a majority of the members of the board of directors of the Borrower or the relevant Restricted Subsidiary (and, if applicable, a majority of the disinterested members of the board of directors of the Borrower or such Restricted Subsidiary, as the case may be) or (III)(a) otherwise permitted under this Agreement and (b) the subject of an opinion as to fairness to the Borrower or the relevant Restricted Subsidiary from a financial point of view issued by an investment banking or appraisal firm of national standing (and the Borrower shall have furnished a copy thereof to the Administrative Agents).”

2.09            Financial Covenants.  Section 7.11 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“7.11                      Financial Covenants.

(a) Secured Debt/EBITDA Ratio.  The Borrower shall not permit the Secured Debt/EBITDA Ratio as of the last day of any Measurement Period ending on the date, or during any period, set forth below to be greater than the ratio set forth opposite such date or period, as the case may be, below:

Measurement Period Ending:	Maximum Secured Debt/EBITDA Ratio:
June 30, 2009	2.50:1.0
September 30, 2009 and December 31, 2009	3.00:1.0
March 31, 2010 and June 30, 2010	3.25:1.0
September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011	3.50:1.0
September 30, 2011	3.25:1.0
December 31, 2011	3.00:1.0
Thereafter	2.50:1.0;

provided that, notwithstanding anything herein to the contrary, the Borrower shall be required to comply with Section 7.11(a) (as such section was in effect immediately prior to the Amendment No. 4 Effective Date) as of June 30, 2009 (and to report such compliance on the Compliance Certificate delivered under Section 6.2(a) for the fiscal quarter ended on such date).

(b)  Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Measurement Period ending on the date, or during any period, set forth below to be less than the ratio set forth opposite such date or period, as the case may be, below:

Measurement Period Ending:	Interest Coverage Ratio:
June 30, 2009	1.625:1.0
September 30, 2009 and December 31, 2009	1.75:1.0
March 31, 2010	1.70:1.0
June 30, 2010	1.60:1.0
September 30, 2010 and December 31, 2010	1.30:1.0
March 31, 2011	1.35:1.0
June 30, 2011	1.40:1.0
September 30, 2011 and December 31, 2011	1.60:1.0
Thereafter	1.75:1.0”

2.10           Prepayment, Etc. of Indebtedness.  Section 7.14 of the Credit Agreement shall be amended by amending and restating clause (f) thereof in its entirety to read as follows:

“(f)  the prepayment, redemption, repurchase, defeasance, or other unscheduled payment of any Indebtedness that, as of the date hereof, has a final maturity date after the Term L/C Facility Term Loan Maturity Date made (i) with Exempt Proceeds, (ii) with Exempt Equity Proceeds or (iii) with funds other than Exempt Proceeds and Exempt Equity Proceeds in an aggregate amount not to exceed the sum of (x) $150,000,000 plus (y) if following the Amendment No. 4 Effective Date the maturity date of any of the 2011 Senior Notes and the 2012 Senior Notes shall be extended to a date after the Term L/C Facility Term Loan Maturity Date or all or any portion of the 2011 Senior Notes and/or the 2012 Senior Notes shall be refinanced with Permitted Refinancing Indebtedness which has a maturity date after the Term L/C Facility Term Loan Maturity Date, an amount equal to the aggregate principal amount of the 2011 Senior Notes and/or the 2012 Senior Notes so extended or refinanced;”.

Section 3.  Representations and Warranties.  Each of the Borrower and the Parent represents and warrants to the Lenders and the Agents that (a) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the Amendment No. 4 Effective Date and as if each reference therein to the Credit Agreement or words of like import included reference to this Amendment and the Credit Agreement as amended hereby (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), (b) no Default exists immediately prior to giving effect to this Amendment No. 4 and no Default shall exist immediately after giving effect to this Amendment No. 4, (c) since December 31, 2008, except as disclosed in any Public Disclosure, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect and (d) the Intermediate Parent (i.e., Dynegy Illinois Inc.). has been dissolved into the Parent (i.e., Dynegy Inc.) as of June 17, 2009.

Section 4.  Conditions to Effectiveness.  This Amendment No. 4 shall become effective as of the date (the “Amendment No. 4 Effective Date”) on which all of the following conditions precedent shall have been satisfied as determined by the Administrative Agents in their sole reasonable discretion:

(a)  Execution of Amendment No. 4.  The Administrative Agents shall have received one or more counterparts of this Amendment No. 4 duly executed by the Borrower, the Parent Companies, the other Guarantors and the Required Lenders; and

(b)  Fees.  Subject to this Amendment No. 4 being approved by the Required Lenders, the Borrower shall have paid (a) to the Payment Agent for the account of each Lender that has executed and delivered this Amendment No. 4 on or prior to 1:00 p.m. (New York time) on August 5, 2009, an amendment fee equal to 0.50% of the aggregate amount of the Revolving Credit Commitment and the Term Loans of such Lender outstanding as of the Amendment No. 4 Effective Date and (b) to the Administrative Agents (or their respective affiliates) all fees and expenses agreed in writing to be paid by the Borrower in connection with the execution and delivery of this Amendment No. 4 (and, in the case of any such expenses, for which invoices in reasonable detail shall have been submitted to the Borrower at least one Business Day prior to the Amendment  No. 4 Effective Date).

Section 5.  Confirmation of Guarantee and Collateral Documents.  Each of the Loan Parties party hereto confirms and ratifies all of its respective obligations under the Credit Agreement as amended hereby and the Loan Documents to which it is a party (including its respective obligations as a guarantor under Article X of the Credit Agreement as amended hereby) and the Liens granted by it under the respective Loan Documents (as amended hereby).

Section 6.  Miscellaneous.  Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect.  This Amendment No. 4 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 4 by signing any such counterpart.  This Amendment No. 4 shall be governed by, and construed in accordance with, the law of the State of New York.

[remainder of page intentionally left blank]

Amendment No. 4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the date first above written.

DYNEGY INC.

By:
Name:  Richard J. Evans
Title:    Vice President and Assistant Treasurer

DYNEGY HOLDINGS INC.

By:
Name:  Richard J. Evans
Title:    Vice President and Assistant Treasurer

Amendment No. 4

OTHER GUARANTORS:

DYNEGY POWER CORP.
DYNEGY ENGINEERING, INC.
DYNEGY PARTS AND TECHNICAL SERVICES,
   INC.
DYNEGY POWER SERVICES, INC.
RRP COMPANY
RIVERSIDE GENERATION, INC.
RIVERSIDE GENERATING COMPANY, L.L.C.
DYNEGY RENAISSANCE POWER, INC.
DYNEGY NORTHEAST GENERATION, INC.
HUDSON POWER, L.L.C.
DYNEGY MIDSTREAM GP, INC.
DYNEGY HOLDING COMPANY, L.L.C.
HAVANA DOCK ENTERPRISES, LLC
DMT HOLDINGS, INC.
DYNEGY MARKETING AND TRADE, LLC
DYNEGY COAL TRADING & TRANSPORTATION,
    L.L.C.
ILLINOVA CORPORATION
ILLINOVA GENERATING COMPANY
CALCASIEU POWER, LLC
COGEN POWER, INC.
BLACK MOUNTAIN COGEN, INC.
BLUEGRASS GENERATION, INC.
BLUEGRASS GENERATION COMPANY, L.L.C.
BLUE RIDGE GENERATION INC.
BLUE RIDGE GENERATION LLC
DYNEGY OPERATING COMPANY

By:	/s/ Richard J. Evans
Name: Richard J. Evans
Title: Vice President and Assistant Treasurer

Amendment No. 4

GEORGIA MERCANTILE POWER, INC.
DYNEGY ROSETON, L.L.C.
DYNEGY GLOBAL ENERGY, INC.
RENAISSANCE POWER, L.L.C.
DYNEGY POWER MARKETING, INC.
DYNEGY ENERGY SERVICES, INC.
DYNEGY ADMINISTRATIVE SERVICES
    COMPANY
DYNEGY MIDWEST GENERATION, INC.
DYNEGY I.T., INC.
DYNEGY DANSKAMMER, L.L.C.
ROCKY ROAD POWER, LLC
DYNEGY GAS IMPORTS, LLC
DYNEGY NEW YORK HOLDINGS, INC.
EXRES SHC, INC.
SITHE ENERGIES, INC.
SITHE/INDEPENDENCE LLC
GRIFFITH HOLDINGS LLC
DYNEGY FALCON HOLDINGS INC.
DYNEGY EQUIPMENT, LLC
DYNEGY KENDALL ENERGY, LLC
DYNEGY PLUM POINT HOLDINGS, LLC
DYNEGY PLUM POINT, LLC
DYNEGY SERVICES PLUM POINT, LLC
DYNEGY POWER GENERATION, LLC
SOUTHWEST POWER PARTNERS, LLC
ONTELAUNEE POWER OPERATING COMPANY
L.L.C.

By:	/s/ Richard J. Evans
Name: Richard J. Evans
Title: Vice President and Assistant Treasurer

Amendment No. 4

NAME OF LENDER:

____________________________________

By:
Name:
Title: